Exhibit a(5)(E)

Important Notice

This website may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as the words “expects,” “intends,” “believes,” “anticipates” and other terms with similar meaning indicating possible future events or actions relating to the business or stockholders of Cypress Bioscience, Inc. (the “Company”). These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others, the ability of Ramius V&O Acquisition LLC, a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC (“Ramius”), to successfully complete the tender offer as expected and risk factors associated with the business of the Company, as described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in other periodic reports of the Company, which are available at no charge at the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results.

THIS WEBSITE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SHARES. THE SOLICITATION AND THE OFFER TO BUY THE COMPANY’S COMMON STOCK IS ONLY BEING MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT RAMIUS HAS FILED (AND WILL FILE) WITH THE SEC. STOCKHOLDERS SHOULD READ THESE MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE TENDER OFFER FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BY CONTACTING Innisfree M&A Incorporated TOLL-FREE AT (877) 717-3936 OR COLLECT AT (212) 750-5833.

Innisfree M&A Incorporated is the Information Agent for the tender offer and any questions or requests for the Offer to Purchase and related materials with respect to the tender offer may be directed to Innisfree M&A Incorporated.

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Welcome to
www.tenderforcypressbio.com

Shareholders can use this website to access documents and important information concerning the offer by Ramius V&O Acquisition LLC, ("Purchaser"), a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC, ("Ramius"), to purchase all issued and outstanding shares of Common Stock, par value $0.001 per share (the "Shares"), of Cypress Bioscience, Inc., a Delaware corporation ("Cypress"), at a price of $4.25 per Share.

Please bookmark this site so that you can easily access it for updates and other additional information concerning the Offer to purchase.

Copyright © Ramius LLC. All Rights Reserved. Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

How to Tender Your Shares

1. If your shares are held in street name (i.e., through a broker dealer or other nominee),

you can either:

•      A. return the instruction form provided by your bank or broker; or
•      B. contact the person responsible for your account at your bank or broker and give instructions to tender your Cypress Bioscience shares into the tender offer.

If your shares are held in your name in registered form on Cypress Bioscience’s stock,

you need to:

deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (the “Depositary”), prior to the expiration of the offer. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, a Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

If you need any assistance or have questions about tendering your shares, please call Innisfree M&A Incorporated, the Information Agent for the tender offer, Toll Free, at 1-877 717 3936.

IMPORTANT -- YOUR TENDER INSTRUCTIONS MUST BE RECEIVED BY THE EXPIRATION OF THE TENDER OFFER 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 13, 2010.

Copyright © Ramius LLC. All Rights Reserved. Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

Frequently Asked Questions

Ramius V&O Acquisition LLC, a wholly owned subsidiary of Ramius Value and Opportunity Advisors LLC, a Delaware limited liability company (“Ramius”), is offering to acquire all the outstanding shares of Common Stock, par value $0.001 per share, of Cypress at a price of $4.25 per share, net to the seller in cash, without interest and subject to any required withholding of taxes. Unless the context otherwise requires, we refer to one share of Cypress Common Stock as a “Share.”

The following are some of the questions you, as a stockholder of Cypress, may have and answers to those questions. This is not meant to be a substitute for the information contained in the Offer to Purchase and the related Letter of Transmittal, and the information contained herein is not complete and more detailed descriptions and explanations are contained in the Offer to Purchase and related Letter of Transmittal, both available on this website and forwarded to Cypress stockholders. We urge you to carefully read the entire Offer to Purchase and related Letter of Transmittal prior to deciding whether to tender your Shares.

Who is offering to purchase my Shares?
Our name is Ramius V&O Acquisition LLC. We are a limited liability company recently formed solely in order to make the offer and to take certain other actions in connection therewith. We are a wholly owned subsidiary of Ramius. See the “Introduction” and Section 9  of the Offer to Purchase, “Certain Information Concerning Ramius and Purchaser” for more information.

How many Shares are you seeking to purchase, and at what price?

We are offering to purchase all the outstanding Shares at a price of $4.25 per Share, net to the seller in cash, without interest and subject to any required withholding of taxes. See the “Introduction” of the Offer to Purchase for more information.

On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all of the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50. See Section 6 of the Offer to Purchase, “Price Range of the Shares; Dividends” for more information.

What premium are you offering?

On July 16th, the day before we publicly disclosed our offer to acquire the Company at $4.00 per share, our offer was a 60% premium over the stock's closing price of $2.50. Our offer to acquire all the outstanding Shares of Cypress for $4.25 per Share in cash represents a premium 70% over the stock's unaffected close on July 16th, 2010.

Do I have to pay any brokerage or similar fees to tender?

If you are the record owner of your Shares and you tender Shares in the offer, you will not have to pay any brokerage or similar fees. However, if you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the “Introduction” of the Offer to Purchase for more information.

Why are you making this offer?

We are making the offer because we want to acquire control of, and ultimately acquire the entire equity interest in, Cypress. Unfortunately, Cypress has rejected our efforts to date to enter into negotiation of a mutually acceptable merger agreement. If the offer is consummated, we intend to consummate a second-step merger or similar business combination with Cypress in which Cypress will become a wholly owned subsidiary of Ramius and all outstanding Shares that are not purchased in the offer (other than the Shares held by stockholders who perfect their appraisal rights) will be exchanged for an amount in cash per Share equal to the highest price paid per Share pursuant to the offer (the “Proposed Merger”). See the “Introduction” and Section 11, “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions,” all in the Offer to Purchase for more information.

What does Cypress' Board of Directors think of this offer?

Cypress’ Board of Directors rejected an earlier proposal by Ramius to acquire all outstanding Shares for $4.00 per Share in cash and declined our overtures to negotiate a mutually acceptable merger agreement. Cypress’ Board of Directors has not approved this offer. Within 10 business days after the date of this Offer to Purchase, Cypress is required by law to publish, send or give to you (and file with the Securities and Exchange Commission) a statement as to whether it recommends acceptance or rejection of the offer, that it has no opinion with respect to the offer or that it is unable to take a position with respect to the offer. See Section 10 of the Offer to Purchase, “Background of the Offer” for more information.

Do you have the financial resources to pay for the Shares?

Yes. We will need approximately $148 million to purchase all Shares pursuant to the offer not already owned by Ramius and certain of its affiliates (collectively, the “Ramius Group”) and to pay related fees and expenses. Ramius has entered into a commitment letter with RP Management, LLC, Administrator of Royalty Pharma Finance Trust (“RP”), pursuant to which RP has committed to provide financing to Ramius and its affiliates in the aggregate amount of up to $125.0 million (“RP Financing”) in connection with the purchase of all outstanding Shares pursuant to the offer. The remainder of the funds necessary to pay the offer price for all Shares in the offer, and to pay all anticipated expenses in connection with the offer, will be provided by the Ramius Group. The offer is conditioned on our entering into a definitive agreement with RP regarding the RP Financing to complete the purchase of all of the outstanding Shares. See Section 12 of the Offer to Purchase, “Source and Amount of Funds” for more information.

Is your financial condition relevant to my decision to tender in the offer?

As the form of payment consists solely of cash and we have a commitment letter with RP related to the RP Financing, we do not think our financial condition is material to your decision whether to tender in the offer.

What are the most important conditions to the offer?

The most important conditions to the offer are the following:

•      Cypress' stockholders must validly tender, and not withdraw before the expiration of the offer, a number of Shares that, together with the Shares then owned by the Ramius Group, would represent at least 90% of the total number of then-outstanding Shares on a fully diluted basis.

•      Cypress' Board of Directors having approved the Proposed Merger under Section 203 of the Delaware General Corporation Law (the “DGCL”) or our being satisfied, in our sole discretion, that Section 203 of the DGCL is inapplicable to the offer and the Proposed Merger.

•      Cypress not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing ours or Ramius' ability to acquire Cypress or otherwise diminishing the expected value to Ramius of the acquisition of Cypress.

•      Cypress having a balance of at least $80 million in cash or cash equivalents immediately prior to the consummation of the offer.

•      Ramius having entered into a definitive agreement with RP regarding the RP Financing to complete the purchase of all of the outstanding Shares.

•      All waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder, having expired or having been terminated.

The offer is subject to certain other conditions as well. A more detailed discussion of the conditions to consummation of this offer may be found in the “Introduction,” Section 11, “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; 'Going-Private' Transactions” and Section 14 of the Offer to Purchase, “Conditions to the Offer,” of the Offer to Purchase.

How long do I have to decide whether to tender my Shares into the offer?

You have until the expiration date of the offer to tender. The offer currently is scheduled to expire at 12:00 Midnight, New York City time, on October 13, 2010. We currently expect that the offer will be extended until the principal conditions to the offer are satisfied. If the offer is extended, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day following the date the offer was scheduled to expire. See Section 1 of the Offer to Purchase, “Terms of the Offer; Expiration Date” for more information.

We may elect to provide a “subsequent offering period” for the offer. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the offer, during which stockholders may tender, but not withdraw, their Shares and receive the offer consideration. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

How do I accept the offer and tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A. (the “Depositary”), prior to the expiration of the offer. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), they can be tendered by your nominee through The Depository Trust Company. If you cannot deliver all necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary, in lieu of the missing documents, the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms. See Section 3 of the Offer to Purchase, “Procedures for Accepting the Offer and Tendering Shares” for more information.

If I accept the offer, when will I be paid for my Shares?

If the conditions to the offer are satisfied and we consummate the offer and accept your Shares for payment, you will receive payment for the Shares promptly following the expiration of the offer. See Section 2 of the Offer to Purchase, “Acceptance for Payment and Payment” for more information.

Can I withdraw my previously tendered Shares?

You may withdraw all or a portion of your tendered Shares by delivering written, telegraphic or facsimile notice to the Depositary prior to the expiration of the offer. Further, if we have not agreed to accept your Shares for payment within 60 days after the commencement of the offer, you can withdraw them at any time after that 60-day period, including during any extensions of the offer, until the time we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. The right to withdraw tendered Shares will not apply to any subsequent offering period, if one is included. See Section 4 of the Offer to Purchase, “Withdrawal Rights” for more information.

If I do not tender but the offer is successful, what will happen to my Shares?

If, following the consummation of the offer, we own at least 90% of the outstanding Shares, including the Shares currently owned by the Ramius Group, we will cause Cypress to consummate the Proposed Merger promptly under the DGCL in which all Shares held by the remaining stockholders would be converted into the right to cash equal to the same price per Share as was paid in the offer, without interest. If, after the offer is completed but prior to the consummation of the Proposed Merger, the aggregate ownership by the Ramius Group of the outstanding Shares should fall below 90% for any reason, we may decide to acquire additional Shares in the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than $4.25.

The treatment of your Shares if the Proposed Merger does take place and you properly perfect your appraisal rights is discussed in Section 11 of the Offer to Purchase, “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; 'Going-Private' Transactions.”

However, if the offer is consummated and the Proposed Merger does not take place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there may no longer be an active public trading market (or, possibly, any public trading market) for the Shares. In addition, the Shares may no longer be eligible to be traded on The Nasdaq Global Stock Market or any other securities exchange, and Cypress may cease making filings with the Securities and Exchange Commission or otherwise cease being required to comply with the Securities and Exchange Commission's rules relating to publicly held companies. See Section 7 of the Offer to Purchase, “Effect of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration; Margin Regulations” for more information.

What is the market value of my Shares as of a recent date?

On July 16, 2010, the last full trading day before the public announcement of our proposal to acquire all the outstanding Shares for $4.00 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $2.50, and on September 14, 2010, the last full trading day before the first public announcement of our offer to acquire all the outstanding Shares of Cypress for $4.25 per Share in cash, the closing sale price of a Share on The Nasdaq Global Stock Market was $3.51. See Section 6 of the Offer to Purchase, “Price Range of the Shares; Dividends” for more information.

Are appraisal rights available in either the offer or the proposed second-step merger?

Appraisal rights are not available in the offer. If we consummate the Proposed Merger on the terms described herein, you will be entitled to appraisal rights in connection with the proposed second-step merger if you do not vote in favor of the proposed second-step merger and you otherwise strictly comply with applicable Delaware law. See Section 11 of the Offe to Purchase, “Purpose of the Offer and the Proposed Merger; Statutory Requirements; Appraisal Rights; ‘Going-Private’ Transactions” for more information.

What are the U.S. federal income tax consequences of the proposed transactions?

The receipt of cash in the offer or the Proposed Merger in exchange for Shares will be a taxable transaction for U.S. Federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. You should consult your tax advisor about the particular effect the proposed transactions will have on your Shares. See Section 5 of the Offe to Purchase, “Material U.S. Federal Income Tax Consequences” for more information.

Whom can I call with questions?

You can call Innisfree M&A Incorporated at (877) 717-3936 (toll-free) or (212) 750-5833 (collect) with any questions you may have. Innisfree M&A Incorporated is acting as the information agent for the offer. See Section 16, “Certain Fees and Expenses” and the back cover of this Offer to Purchase. You may also communicate with Ramius regarding Cypress by emailing cypbtender@ramius.com.

Copyright © Ramius LLC. All Rights Reserved. Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

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Copyright © Ramius LLC. All Rights Reserved. Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

Contact Us

If you would like to communicate with Ramius regarding Cypress please email cypbtender@ramius.com.

If you have any questions, or need any assistance in tendering your Cypress Bioscience shares, please contact our Information Agent, Innisfree M&A Incorporated:

Toll-Free: (877) 825-8621
501 Madison Avenue, 20th Floor
New York, NY 10022

Banks and Brokers Call Collect: (212) 750-5833
All Others Please Call Toll-free: (877) 717-3936

Copyright © Ramius LLC. All Rights Reserved. Use of this website and the information contained herein is subject to the restrictions and limitations described in Terms and Conditions. By accessing or retrieving information from this website, the user acknowledges and agrees to be bound by the terms specified in Terms and Conditions.

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